Exhibit 99.1

NextGen Healthcare Announces Update to Credit Facility

ATLANTA — March 16, 2021 – NextGen Healthcare, Inc. (Nasdaq: NXGN), a leading provider of ambulatory-focused technology solutions, today announced that on March 12, 2021, it entered into a $300 million second amended and restated revolving credit agreement with JPMorgan Chase Bank, N.A., as administrative agent, U.S. Bank National Association and Bank of the West, as co-syndication agents, and certain other agents and lenders. This amended facility matures on March 12, 2026 and replaces NextGen Healthcare’s prior $300 million facility. This amended facility includes a $150 million “accordion” feature, which could accommodate borrowing up to $450 million in the aggregate.

“We are pleased to enter into this amended credit facility which provides us with increased financial flexibility for the next five years through additional borrowing capability at more favorable terms compared to our previous facility,” said Jamie Arnold, chief financial officer for NextGen Healthcare.

About NextGen Healthcare, Inc.

NextGen Healthcare, Inc. (Nasdaq: NXGN) is a leading provider of ambulatory-focused technology solutions. We are empowering the transformation of ambulatory care—partnering with medical, behavioral and dental providers in their journey to value-based care to make healthcare better for everyone. We go beyond EHR and PM. Our integrated solutions help increase clinical productivity, enrich the patient experience, and ensure healthy financial outcomes. We believe in better. Learn more at nextgen.com, and follow us on Facebook, Twitter, LinkedIn, YouTube and Instagram.

Media Contact

Tami Stegmaier

(949) 237-6083

tstegmaier@nextgen.com

Investor Relations Contact

Matthew Scalo

(415) 370-9202

mscalo@nextgen.com